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                                                                     EXHIBIT 4.2

         THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                         TITAN MOTORCYCLE CO. OF AMERICA

                          COMMON STOCK PURCHASE WARRANT

                  1. Issuance; Certain Definitions. In consideration of good and valuable consideration, the receipt of which is hereby acknowledged by TITAN MOTORCYCLE CO. OF AMERICA, a Nevada corporation (the "Company"), ESQUIRE TRADE & FINANCE INC. or registered assigns (the "Holder") is hereby granted the right to purchase at any time until 5:00 P.M., New York City time, on June 30, 2005 (the "Expiration Date"), Eight Hundred Twenty-One Thousand Fifty-Three (821,053) fully paid and nonassessable shares of the Company's Common Stock, par value $.001 per share (the "Common Stock") at an initial exercise price per share (the "Exercise Price") provided below, subject to further adjustment as set forth herein. This Warrant is being issued pursuant to the terms of that certain Securities Purchase Agreement, dated as of June 20, 2000 (the "Securities Purchase Agreement"), to which the Company and Holder (or Holder's predecessor in interest) are parties. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

                  2. Exercise of Warrants.

                     2.1 General. This Warrant is exercisable in whole or in part at any time and from time to time. Such exercise shall be effectuated by submitting to the Company (either by delivery to the Company or by facsimile transmission as provided in Section 8 hereof) a completed and duly executed Notice of Exercise (substantially in the form attached to this Warrant Certificate) as provided in this paragraph. The date such Notice of Exercise is faxed to the Company shall be the "Exercise Date," provided that the Holder of this Warrant tenders this Warrant Certificate to the Company within five (5) business days thereafter. The Notice of Exercise shall be executed by the Holder of this Warrant and shall indicate the number of shares then being purchased pursuant to such exercise. Upon surrender of this Warrant Certificate, together with appropriate payment of the Exercise Price for the shares of Common Stock purchased, the Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased. If the Notice of Exercise elects a "cash" exercise, the Exercise Price per share of Common Stock for the shares then being exercised shall be payable in cash or by certified or official bank check. If the Notice of Exercise elects a "cashless" exercise, the Holder shall thereby be entitled to receive a number of shares of Common Stock equal to (x) the excess of the Current Market Value (as defined below) over the total cash exercise price of the portion of the Warrant then being exercised, divided by
(y) the Market Price of the Common Stock as of the trading day immediately prior to the Exercise Date. For the
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purposes of this Warrant, the terms (Q) "Current Market Value" shall mean an amount equal to the Market Price of the Common Stock as of the trading day immediately prior to the Exercise Date, multiplied by the number of shares of Common Stock specified in such Notice of Exercise, and (R) "Market Price of the Common Stock" shall an amount equal to the closing price of the Common Stock as reported by Bloomberg, LP or, if not so reported, as reported by the securities exchange or automated quotation system on which the Common Stock is listed or on the over-the-counter market for the relevant date. The Holder shall be deemed to be the holder of the shares issuable to it in accordance with the provisions of this Section 2.1 on the Exercise Date.

                     2.2 Limitation on Exercise. Notwithstanding the provisions of this Warrant, the Securities Purchase Agreement or of the other Transaction Agreements, in no event (except (i) as specifically provided in this Warrant as an exception to this provision, (ii) while there is outstanding a tender offer for any or all of the shares of the Company's Common Stock, or (iii) on at least sixty-five (65) days' advance written notice from the Holder) shall the Holder be entitled to exercise this Warrant, or shall the Company have the obligation to issue shares upon such exercise of all or any portion of this Warrant (and the Company shall not have the right to require a Mandatory Exercise, as defined below), to the extent that, after such exercise the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Preferred Stock or unexercised portion of the Warrants), and (2) the number of shares of Common Stock issuable upon the exercise of the Warrants with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock (after taking into account the shares to be issued to the Holder upon such exercise). For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended, except as otherwise provided in clause (1) of such sentence. The Holder, by its acceptance of this Warrant, further agrees that if the Holder transfers or assigns any of the Warrants to a party who or which would not be considered such an affiliate, such assignment shall be made subject to the transferee's or assignee's specific agreement to be bound by the provisions of this Section 2.2 as if such transferee or assignee were the original Holder hereof.

                     2.3 Exercise Price. The Exercise Price shall initially be:

                  (a) with respect to five-sixths of the shares covered by this Warrant, $1.69; and

                  (b) with respect to the balance of the shares covered by this Warrant, $2.26.

                     2.4 Mandatory Exercise.

                  (a) Company's Right to Issue Mandatory Exercise Notice. Subject to the terms of this Section 2.4, at its option, the Company may one time , by written notice (a "Mandatory Exercise


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Notice") given to the Holder, accelerate the Expiration Date to a date which is with respect to up to fifty percent (50%) of the shares covered by this Warrant to a date (the "Mandatory Shares Expiration Date") which is at least ten (10) business days after the date the Mandatory Exercise Notice is given. The exercise of the Warrant contemplated by the Mandatory Exercise Notice is referred to as the "Mandatory Exercise." The number of shares specified in the Mandatory Exercise Notice is referred to as the "Mandatory Exercise Shares." The Company may issue a Mandatory Exercise Notice if, and only if, all of the following requirements are met:

                           (i) Registration Statement Available. The
         Registration Statement must have been effective and available for the resale of all of the shares of Common Stock issuable upon the Mandatory Exercise at all times during the twenty (20) consecutive trading days ending on the trading day immediately before the Company issues a Mandatory Exercise Notice (such twenty trading days, the "Mandatory Period").

                           (ii) Required Common Stock Market Price. The closing bid price of the Common Stock for each trading day of the Mandatory Period shall be at least $2.85 (adjusted to take into account any stock split effected after the Initial Closing Date).

                           (iii) Required Common Stock Volume. The average trading volume of the Common Stock during the Mandatory Period shall be at least 50,000 shares per trading day (adjusted to take into account any stock split effected after the Initial Closing Date, except that with respect to a reverse stock split, the adjustment shall not be greater than a ratio of 1:4).

                           (iv) Conversion Limitation. The exercise of the Warrant contemplated by the Mandatory Exercise Notice shall not be inconsistent with the provisions of Section 2.2 hereof, which shall apply to Mandatory Exercise.

                  (b) Holder's Exercise. Upon the proper issuance of a Mandatory Exercise Notice, the Holder may, on or before the Mandatory Expiration Date:

                           (i) exercise this Warrant for all or any of the Mandatory Exercise Shares at an applicable Exercise Price, and/or

                           (ii) with respect to the balance of the Mandatory Exercise Shares (the "Unexercised Shares"), give written notice to the Company as to which Exercise Price applied to the Unexercised Shares.

To the extent the Holder does not exercise this Warrant with respect to Unexercised Shares on or before the Mandatory Expiration Date, the Holder's rights under this Warrant with respect to the Unexercised Shares shall expire.


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                  3. Reservation of Shares. The Company hereby agrees that at all times during the term of this Warrant there shall be reserved for issuance upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance upon exercise of this Warrant (the "Warrant Shares").

                  4. Mutilation or Loss of Warrant. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt of reasonably satisfactory indemnification and affidavit, and (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will execute and deliver a new Warrant of like tenor and date and any such lost, stolen, destroyed or mutilated Warrant shall thereupon become void.

                  5. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in this Warrant and are not enforceable against the Company except to the extent set forth herein.

                  6. Protection Against Dilution.

                     6.1 Adjustment Mechanism. If an adjustment of the Exercise Price is required pursuant to this Section 6, the Holder shall be entitled to purchase such number of additional shares of Common Stock as will cause (i) the total number of shares of Common Stock Holder is entitled to purchase pursuant to this Warrant, multiplied by (ii) the adjusted Exercise Price per share, to equal (iii) the dollar amount of the total number of shares of Common Stock which the Holder is entitled to purchase before adjustment, multiplied by the total Exercise Price before adjustment.

                     6.2 Capital Adjustments. In case of any stock split or reverse stock split, stock dividend, reclassification of the Common Stock, recapitalization, merger or consolidation, or like capital adjustment affecting the Common Stock of the Company, the provisions of this Section 6 shall be applied as if such capital adjustment event had occurred immediately prior to the date of this Warrant and the original Exercise Price had been fairly allocated to the stock resulting from such capital adjustment; and in other respects the provisions of this Section shall be applied in a fair, equitable and reasonable manner so as to give effect, as nearly as may be, to the purposes hereof. A rights offering to stockholders shall be deemed a stock dividend to the extent of the bargain purchase element of the rights.

                     6.3 Adjustment for Spin Off. If, for any reason, prior to the exercise of this Warrant in full, the Company spins off or otherwise divests itself of a part of its business or operations or disposes all or a part of its assets in a transaction (the "Spin Off") in which the Company does not receive compensation for such business, operations or assets, but causes securities of another entity (the "Spin Off Securities") to be issued to security holders of the Company, then


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                  (a) the Company shall cause (i) to be reserved Spin Off
         Securities equal to the number thereof which would have been issued to the Holder had all of the Holder's unexercised Warrants outstanding on the record date (the "Record Date") for determining the amount and number of Spin Off Securities to be issued to security holders of the Company (the "Outstanding Warrants") been exercised as of the close of business on the trading day immediately before the Record Date (the "Reserved Spin Off Shares"), and (ii) to be issued to the Holder on the exercise of all or any of the Outstanding Warrants, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the amount of the Outstanding Warrants then being exercised, and (II) the denominator is the amount of the Outstanding Warrants; and

                  (b) the Exercise Price on the Outstanding Warrants shall be adjusted immediately after consummation of the Spin Off by multiplying the Exercise Price by a fraction (if, but only if, such fraction is less than 1.0), the numerator of which is the average Market Price of the Common Stock for the five (5) trading days immediately following the fifth trading day after the Record Date, and the denominator of which is the average Market Price of the Common Stock on the five (5) trading days immediately preceding the Record Date; and such adjusted Exercise Price shall be deemed to be the Exercise Price with respect to the Outstanding Warrants after the Record Date.

                  7. Transfer to Comply with the Securities Act; Registration Rights.

                     7.1 Transfer. This Warrant has not been registered under the Securities Act of 1933, as amended, (the "Act") and has been issued to the Holder for investment and not with a view to the distribution of either the Warrant or the Warrant Shares. Neither this Warrant nor any of the Warrant Shares or any other security issued or issuable upon exercise of this Warrant may be sold, transferred, pledged or hypothecated in the absence of an effective registration statement under the Act relating to such security or an opinion of counsel satisfactory to the Company that registration is not required under the Act. Each certificate for the Warrant, the Warrant Shares and any other security issued or issuable upon exercise of this Warrant shall contain a legend on the face thereof, in form and substance satisfactory to counsel for the Company, setting forth the restrictions on transfer contained in this Section.

                     7.2 Registration Rights. (a) Reference is made to the Registration Rights Agreement. The Company's obligations under the Registration Rights Agreement and the other terms and conditions thereof with respect to the Warrant Shares, including, but not necessarily limited to, the Company's commitment to file a registration statement including the Warrant Shares, to have the registration of the Warrant Shares completed and effective, and to maintain such registration, are incorporated herein by reference.

                  (b) In addition to the registration rights referred to in the preceding provisions of Section 7.2(a), effective after the expiration of the effectiveness of the Registration Statement as contemplated by the Registration Rights Agreement, the Holder shall have piggy-back registration


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rights with respect to the Warrant Shares then held by the Holder or then subject to issuance upon exercise of this Warrant (collectively, the "Remaining Warrant Shares"), subject to the conditions set forth below. If, at any time after the Registration Statement has ceased to be effective, the Company participates (whether voluntarily or by reason of an obligation to a third party) in the registration of any shares of the Company's stock (other than a registration on Form S-4 or Form S-8), the Company shall give written notice thereof to the Holder and the Holder shall have the right, exercisable within ten (10) business days after receipt of such notice, to demand inclusion of all or a portion of the Holder's Remaining Warrant Shares in such registration statement. If the Holder exercises such election, the Remaining Warrant Shares so designated shall be included in the registration statement at no cost or expense to the Holder (other than any costs or commissions which would be borne by the Holder under the terms of the Registration Rights Agreement), subject to the following condition: if there is a managing underwriter of the offering of shares referred to in the registration statement and such managing underwriter advises the Company in writing that the number of shares proposed to be included in the offering will have an adverse effect on its ability to successfully conclude the offering and, as a result, the number of shares to be included in the offering is to be reduced, the number of Remaining Warrant Shares of the Holder which were to be included in the registration (before such reduction) will be reduced pro rata with the number of shares included for all other parties whose shares are being registered. The Holder's rights under this
Section 7 shall expire at such time as the Holder can sell all of the Remaining Warrant Shares under Rule 144 without volume or other restrictions or limit.

                  8. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage pre-paid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission, or, if mailed, two days after the date of deposit in the United States mails, as follows:

                  (i)      if to the Company, to:

                           TITAN MOTORCYCLE CO. OF AMERICA
                           2222 West Peoria Avenue
                           Phoenix, AZ 85029
                           Attn: Frank Keery
                           Telephone No.: (602) 861-6977
                           Telecopier No.: (602) 331-0941

                           with a copy to:

                           Snell & Wilmer LLP
                           One Arizona Center
                           Phoenix, AZ 85048
                           Attn: Richard Stagg, Esq.
                           Telephone No.: (602) 382-6000
                           Telecopier No.: (602) 382-6070



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                     (ii)  if to the Holder, to:

                           ESQUIRE TRADE & FINANCE INC.
                           Trident Chambers
                           P.O. Box 146
                           Road Town, Tortola
                           British Virgin Islands
                           Attn: Gisela Kindle, Director
                           Fax: 011-4141-760-1031

                           with a copy to:

                           Krieger & Prager LLP, Esqs.
                           39 Broadway
                           Suite 1440
                           New York, NY 10006
                           Attn: Samuel Krieger, Esq.
                           Telephone No.: (212) 363-2900
                           Telecopier No.  (212) 363-2999

Any party may be notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder.

                  9. Supplements and Amendments; Whole Agreement. This Warrant may be amended or supplemented only by an instrument in writing signed by the parties hereto. This Warrant contains the full understanding of the parties hereto with respect to the subject matter hereof and thereof and there are no representations, warranties, agreements or understandings other than expressly contained herein and therein.

                  10. Governing Law. This Warrant shall be deemed to be a contract made under the laws of the State of New York for contracts to be wholly performed in such state and without giving effect to the principles thereof regarding the conflict of laws. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Warrant and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. To the extent determined by such court, the Company shall reimburse the Holder for any reasonable legal fees and disbursements incurred by the Holder in enforcement of or protection of any of its rights under any of the Transaction Agreements.

                  11. Counterparts. This Warrant may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.


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                  12. Descriptive Headings. Descriptive headings of the several
Sections of this Warrant are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Warrant as of
   the      th day of                 , 2000.


                                            TITAN MOTORCYCLE CO. OF AMERICA


                                            By:_________________________________
                                                     Name:______________________
                                                     Its:_______________________

Attest:


_________________________
Name:____________________
Title:___________________



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                                       NOTICE OF EXERCISE OF WARRANT

         The undersigned hereby irrevocably elects to exercise the right,
represented by the Warrant Certificate dated as of      ,      , to purchase
      shares of the Common Stock, par value $.001 per share, of TITAN MOTORCYCLE CO. OF AMERICA and tenders herewith payment in accordance with
Section 1 of said Common Stock Purchase Warrant.

         Please deliver the stock certificate to:






         With the exercise effected hereby, the Holder represents to the Company that the Holder is in compliance with the provisions of Section 2.2 of this Warrant.


Dated:________________________



______________________________
[Name of Holder]



By:___________________________



[ ]      CASH: $______________________


[ ]      CASHLESS EXERCISE